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                                                                     EXHIBIT 2.2

[LAIDLAW INC. LETTERHEAD]


                                                  January 26, 1999
                                                  via mail and fax
                                                  972-387-1874


Mr. Craig R. Lentzsch
President and
Chief Executive Officer
Greyhound Lines, Inc.
15110 N. Dallas Parkway
Dallas, Texas  75248

Dear Mr. Lentzsch:

         We refer to the Amended and Restated Agreement and Plan of Merger by and among Laidlaw Inc., Laidlaw Transit Acquisition Corp. and Greyhound Lines, Inc. dated as of November 5, 1998. Laidlaw Inc. hereby gives notice that it will not elect to satisfy any of the Merger Consideration with its common shares as provided in Section 1.6(b) of the Merger Agreement and irrevocably waives its entitlement to make such an election.

                                            Yours very truly,
                                            LAIDLAW INC.

                                            /s/ James R. Bullock

                                            James R. Bullock
                                            President and
                                            Chief Executive officer

JRB/jm

cc:  via fax 212-755-7306
     Mr. Robert A. Profusek, Esq.
     Jones, Day, Reavis & Pogue